Exhibit 99.1

Ethan Allen Annual Meeting of Stockholders set for November 24, 2015

DANBURY, CT (August 14, 2015) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) announced today that its Board of Directors has rescheduled its Annual Meeting of stockholders to November 24, 2015.

Farooq Kathwari, Chairman and CEO commented, "We understand some of our shareholders had concerns on the date of our Annual Meeting which had been scheduled in October due to scheduling conflicts in November. While the Company’s board had no indication that any shareholder planned to submit nominations or proposals, we do want to ensure any shareholder has the opportunity to do so and are pleased to reschedule the meeting to November 24, 2015. We welcome input from and engagement with all shareholders and look forward to discussing and providing an update on the Company’s many initiatives at the upcoming meeting this fall”.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com

203-743-8517